EXHIBIT 5.1

Aegon N.V. Aegonplein 50 PO Box 85 2501 CB The Hague The Netherlands AEGON Funding Company LLC 4333 Edgewood Road NE Cedar Rapids, IA 52499 United States	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

August 31, 2017

Aegon N.V. and AEGON Funding Company LLC Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for Aegon N.V., a company incorporated under the laws of the Netherlands (Aegon), and AEGON Funding Company LLC, a Delaware limited liability company (AFC), in connection with the registration by Aegon and AFC (each, an Issuer) of the offering of an indeterminate number of the following securities:

(i)	common shares, par value 0.12 euro per share, of Aegon (the Common Shares);

(ii)	debt securities of Aegon or AFC, which, if issued by AFC will be guaranteed by Aegon (the Debt Securities);

(iii)	guarantees of Aegon or AFC (the Guarantees);

(iv)	warrants of Aegon or AFC (the Warrants);

(v)	purchase contracts of Aegon or AFC (the Purchase Contracts); and

(vi)	units of Aegon or AFC (the Units)

(each a Security and, collectively, the Securities) under the Securities Act of 1933, as amended (the Securities Act), pursuant to a registration statement on Form F-3 (the Registration Statement). The Securities will have an indeterminate aggregate offering price and will be offered from time to time on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities are to be issued pursuant to the indenture dated as of October 11, 2001, as amended (the Indenture), among Aegon, AFC and The Bank of New York Mellon Trust Company, a national banking association (as successor trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among Aegon, AFC, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A., the Trustee). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the TIA).

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

The Securities will be issued either independently or together with other Securities as Units, and the Warrants, Guarantees, Purchase Contracts and Units will be issued pursuant to a warrant agreement, guarantee agreement, purchase contract agreement or unit agreement, as applicable, by and between Aegon or AFC and a bank or trust company as the applicable agent or trustee.

A.	SCOPE OF REVIEW AND RELIANCE

In that connection, we have examined the Registration Statement, a copy of the Indenture incorporated by reference into the Registration Statement as Exhibit 4.5 and such additional documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

B.	ASSUMPTIONS

In giving this opinion, we have assumed the following (without independent verification):

1.	the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.	the conformity to original documents and the completeness of all documents submitted to us as certified or conformed copies or photocopies and the authenticity of the originals of such documents;

4.	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

5.	the due authorization, execution and delivery of the Indenture;

6.	the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture;

7.	the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and

8.	the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

C.	OPINION

1.	Based solely on certificates from the Secretary of State of the State of Delaware, AFC is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

2.	The Indenture has been duly authorized, executed and delivered by AFC and is a valid and binding obligation of Aegon and AFC in the State of New York. The Debt Securities, when issued by AFC in accordance with the terms of the Indenture will be valid and binding obligations of AFC.

3.	When any warrant agreement has been duly authorized and executed by the parties thereto, any Warrants when issued by AFC in accordance with the terms of the relevant warrant agreement will be valid and binding obligations of the AFC.

4.	When any purchase contract agreement has been duly authorized and executed by the parties thereto, any Purchase Contracts when issued by AFC in accordance with the terms of the relevant purchase contract agreement will be valid and binding obligations of the AFC.

5.	When any unit agreement has been duly authorized and executed by the parties thereto, any Units when issued by AFC in accordance with the terms of the relevant unit agreement will be valid and binding obligations of the AFC.

6.	Each Guarantee of AFC, when it has been duly authorized, executed and delivered by AFC, and assuming due authorization, execution and delivery by the guarantee trustee, will constitute a valid and legally binding obligation of AFC.

In rendering the opinions expressed in Paragraphs 1, 2, 3, 4, 5 and 6 above, we have further assumed that: (i) the Registration Statement will have become effective under the Securities Act; (ii) the terms of the governing instruments or agreements under which the Securities are to be issued will have been duly authorized and established by AFC, and the governing instruments or agreements will have been duly executed and delivered by the parties thereto; (iii) the terms of Securities to be issued will have been duly established in conformity with any applicable governing instrument or agreement, will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon AFC and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over AFC; (iv) the Securities will be sold and delivered to, and paid for by, the purchasers at the prices and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (v) AFC will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and of any applicable debt security, warrant agreement, guarantee agreement, purchase contract agreement, unit agreement or supplemental indenture and will take any other appropriate additional corporate action; and (vi) certificates representing the Securities will be duly executed and delivered and, to the extent required by the applicable indenture, warrant agreement, guarantee agreement, purchase contract agreement or unit agreement, duly authenticated and countersigned and will be issued and sold as contemplated in the Registration Statement.

For purposes of Paragraph 6 hereof, we have assumed that the execution and delivery of any guarantee agreement, and any indebtedness or obligations covered by any guarantee agreement, do not violate any applicable law or any agreement or instrument to which AFC, or the obligor of such indebtedness or obligation is a party or by which it is bound.

We are expressing no opinion as to any obligations that parties other than AFC may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

D.	LIMITATIONS AND QUALIFICATIONS

1.	We do not express any opinion herein concerning any law other than the Federal law of the United States of America, the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. In particular, we do not purport to pass on any matter governed by the laws of the Netherlands.

We know that we are referred to under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto, to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

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